UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 20, 2013 (September 19, 2013)

Anoteros, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	000-52561	88-0368849
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7077 East Marilyn Road, Building 5, Suite 142n Scottsdale, Arizona 85254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (218) 940-2274

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 19, 2013 Kevin Vining resigned as a Director of the Registrant, and resigned as the Registrant’s Chief Executive Officer, President and Secretary.  In connection with his resignation, Mr. Vining confirmed that he did not have any disagreement with the Registrant, and did not have any disagreement with the Registrant’s operations, policies or practices.  In connection with his resignation, Mr. Vining and the Registrant confirmed that all agreements between them were terminated.  On September 19, 2013 Michael Simwell and Cori Reisch also resigned as Directors of the Registrant, each having served a brief period of time.

On September 19, 2013 Blain Burke was appointed a Director of the registrant, and as the Registrant’s Chief Executive Officer, President, Chief Financial Officer, and Secretary, to serve in each such capacity until his successor is elected and qualified.  Mr. Burke will receive a salary of $120,000 per year, to be accrued and paid as resources permit, and will be eligible for one or more bonuses to be granted at the discretion of the Registrant’s Board of Directors.  From 2011 to the present Mr. Burke has served as Chief Executive Officer and President of Surge Power LLC, an alternative energy provider; from 2006 to the present Mr. Burke has served as Chief Executive Officer and President of IVault Systems Inc., a merchant gateway and debit card platform licensing business; from 2002 to 2012 Mr. Burke served as Chief Executive Officer and Information Technology Officer at IVault Systems Inc.; and from 2008 to 2011 Mr. Burke served as Chief Executive Officer at Firewall Security LLC, a compliance company specializing in banking and payment processing compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Anoteros, Inc.

Dated:  September 19, 2013

By:                 /S/  Robert O’Connor
Robert O’Connor, Director